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ASSET PURCHASE AGREEMENT dated as of January 29, 1996 by and between

BETHLEHEM RADIO, INC.
(Seller)


and

MOUNTAIN RADIO CORPORATION
(Buyer)

TABLE OF CONTENTS

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                                                                                Page

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ARTICLE I -     ASSIGNMENT AND PURCHASE OF ASSETS

1.1     Assignment of Assets                                                    1
1.2     Excluded Assets                                                         4
1.3     Liabilities to be Assumed                                               5
1.4     Purchase Price                                                          5
1.5     Proration of Income and Expenses                                        6
1.6     Allocation of Purchase Price                                            6

ARTICLE II -    CLOSING, TERMINATION, AND RISK OF LOSS

2.1     Closing                                                                 7
2.2     Transactions at the Closing                                             7
2.3     Termination                                                             10
2.4     Risk of Loss                                                            11
2.5     Interruption of Broadcast Transmissions                                 12

ARTICLE III -   REPRESENTATIONS AND WARRANTIES OF SELLER

3.1     Due Incorporation                                                       12
3.2     Authority; No Conflict                                                  13
3.3     Government Authorizations                                               13
3.4     Compliance with Regulations                                             14

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

3.5     Taxes and Regulatory Fees                                               14
3.6     Personal Property                                                       14
3.7     Real Property                                                           15
3.8     Consents                                                                17
3.9     Contracts                                                               17
3.10    Environmental                                                           18
3.11    Intangibles                                                             18
3.12    Financial Statements                                                    19
3.13    Personnel Information; Labor Contracts                                  19
3.14    Employee Benefit Plans                                                  19
3.15    Litigation                                                              20
3.16    Compliance with Laws                                                    20
3.17    Insurance                                                               21
3.18    Undisclosed Liabilities                                                 21
3.19    Instruments of Conveyance; Good Title                                   21
3.20    Absence of Certain Changes                                              21
3.21    Insolvency Proceedings                                                  23

ARTICLE IV -    REPRESENTATIONS AND WARRANTIES OF BUYER

4.1     Due Incorporation                                                       23
4.2     Authority; No Conflict                                                  23
4.3     Consents                                                                24
4.4     Litigation                                                              24
4.5     Compliance with Laws                                                    24
4.6     Qualification                                                           24

ARTICLE V -     COVENANTS OF SELLER

5.1     Continued Operation of Station                                          25
5.2     Financial Obligations                                                   25
5.3     Reasonable Access                                                       25
5.4     Maintenance of Assets                                                   25
5.5     Notification of Developments                                            26
5.6     Payment of Taxes                                                        26
5.7     Third Party Consents                                                    26
5.8     Encumbrances                                                            26
5.9     Assignment of Assets                                                    26
5.10    Commission Licenses and Authorizations                                  26
5.11    Technical Equipment                                                     27
5.12    Compensation Increases                                                  27
5.13    Sale of Broadcast Time                                                  27
5.14    Insurance                                                               27
5.15    Negotiations with Third Parties                                         27
5.16    Covenant Not to Compete                                                 27
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
ARTICLE VI -    JOINT COVENANTS OF BUYER AND SELLER

6.1     Assignment Application                                                  28
6.2     Performance                                                             28
6.3     Conditions                                                              28
6.4     Confidentiality                                                         28
6.5     Cooperation                                                             29
6.6     Environmental Reports                                                   29
6.7     Consents to Assignment                                                  29
6.8     Employee Matters                                                        30
6.9     Survey                                                                  30
6.10    Escrow Agreement                                                        31

ARTICLE VII -   CONDITIONS TO OBLIGATIONS OF BUYER

7.1     Commission Approvals                                                    31
7.2     Performance                                                             32
7.3     Failure of Transfer                                                     32
7.4     Representations and Warranties                                          32
7.5     Consents                                                                 2
7.6     No Litigation                                                           32
7.7     No Adverse Change                                                        2
7.8     Documents                                                                3
7.9     Opinions of Counsel                                                     33
7.10    Financing                                                                3
7.11    Survey                                                                  33
7.12    Non-compete Agreement                                                   33

        ARTICLE VIII -  CONDITIONS TO OBLIGATIONS OF SELLER

8.1     Performance                                                             33
8.2     Representations and Warranties                                          33
8.3     Government Approvals                                                    34
8.4     Documents                                                               34
8.5     Opinion of Counsel                                                      34

ARTICLE IX - INDEMNIFICATION

9.1     Indemnification by Seller                                               34
9.2     Indemnification by Buyer                                                35
9.3     Notification of Claims                                                  35
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
ARTICLE X -     MISCELLANEOUS

10.1    Assignment                                                              37
10.2    Survival of Indemnification                                             37
10.3    Brokerage                                                               38
10.4    Expenses of the Parties                                                 38
10.5    Entire Agreement                                                        38
10.6    Headings                                                                38
10.7    Governing Law                                                           38
10.8    Counterparts                                                            38
10.9    Notices                                                                 39
10.10   Specific Performance                                                    40
10.11   Consent to Jurisdiction                                                 40
10.12   Further Assurances                                                      40
10.13   Public Announcements                                                    40

        DISCLOSURE SCHEDULE

                1.1(a)  Licenses and Authorizations
                1.1(b)  Tangible Personal Property
                1.1(d)  Real Estate Contracts
                        Real Estate Assets
                1.1(e)  Intangibles
                1.1(f)  Leases and Contracts
                1.1(g)  Contracts for Sale of Broadcast Time
                1.1(i)  Future Contracts
                1.2(h)  Excluded Assets
                3.7     Title Defects
                3.8     Seller's Consents
                3.12    Financial Statements
                3.13    Personnel
                3.14    Employee Benefit Plans
                3.15    Litigation
                3.17    Insurance
                3.20    Certain Changes
                4.3     Buyer's Consents


        THIS ASSET PURCHASE AGREEMENT is entered into this 29th day of January, 1996 by and between BETHLEHEM RADIO, INC., a corporation formed under the laws of the State of West Virginia ("Seller"), and MOUNTAIN RADIO CORPORATION, a corporation formed under the laws of the State of Delaware ("Buyer") (Seller and Buyer sometimes being referred to herein individually as a "Party" and jointly as "Parties").


R E C I T A L S

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        WHEREAS, Seller owns and operates and has been duly licensed by the
Federal Communications Commission (the "FCC" or the "Commission") to operate radio station WHLX-FM, Bethlehem, West Virginia (the "Station"); and

        WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the assets utilized in connection with the operation of the Station, and Seller and Buyer further desire that Seller assign to Buyer the licenses and other authorizations issued to Seller by the Commission for the purpose of operating the Station.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

 ARTICLE I

ASSIGNMENT AND PURCHASE OF ASSETS

        1.1 Assignment of Assets. Seller agrees to assign, transfer, convey and deliver to Buyer and Buyer agrees to acquire, accept and receive from Seller, on the Closing Date (as defined herein), all of Seller's right, title and interest in and to the following assets relating to the Station (the "Station Assets") free and clear of all liens and encumbrances; provided, however, that notwithstanding anything to the contrary in this Agreement, Buyer shall take the Station Assets subject to that certain lease agreement of July 6, 1995 between Bethlehem Radio, Inc., and Colonial Pacific Leasing Corporation:

        (a) Licenses and Authorizations. All licenses, permits and other authorizations issued by the FCC or any other state or federal regulatory agency pertaining to the Station, including, without limitation, those licenses, permits or authorizations listed in Section 1.1(a) of the Disclosure Schedule delivered by Seller to Buyer and dated of even date herewith (the "Disclosure Schedule"), together with any renewals, extensions or modifications thereof and additions thereto made between the date of this Agreement and the Closing Date (the "Licenses"). The Licenses include the right to use the call letters of the Station, including but not limited to the call letters WHLX (FM).

        (b) Tangible Personal Property. All of the tangible personal property owned by Seller and used or useable in the operation of the Station, including but not limited to the items of personal property listed in Section 1.1(b) of the Disclosure Schedule, together with all additions, modifications or replacements thereto made in the ordinary course of business between the date of this Agreement and the Closing Date, as hereafter defined (the "Personal Property").

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        (c) Real Estate Contracts. All of the leasehold interests in real property leased by Seller and used by the Station, including all agreements, leases, and contracts of Seller relating to the tower, transmitter, studio site, and offices of the Station (the "Real Estate Contracts"), including all security or other deposits made with respect to such Real Estate Contracts, all as described in Section 1.1(d) of the Disclosure Schedule (the land, buildings and other improvements covered by the Real Estate Contracts being herein called the "Leased Real Property"). The Buyer shall assume, pay and perform all obligations under such Real Estate Contracts accruing after the Closing Date to the extent such obligations relate to the period after the Closing Date.

        (d) Real Estate Assets. All of Seller's interest in the real property owned by Seller and listed in Section 1.1(d) of the Disclosure Schedule and all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property"). The Owned Real Property and the Leased Real Property are collectively referred to herein as the Real Property.

        (e) Intangibles. The good will of the Station and other intangible assets used or useful in the operation of the Station, including all of Seller's rights in the trade names, copyrights, trademarks, service marks, patents, patent applications, slogans, jingles, logos or other similar rights relating to the operation of the Station including, but not limited to, those listed in
Section 1.1(e) of the Disclosure Schedule, together with any necessary additions or modifications thereto between the date hereof and the Closing Date (the "Intangibles").

        (f) Leases and Contracts. All leases, contracts, agreements and franchises relating to the operation of the Station (other than contracts for the sale of broadcast time and leases for real property) listed and identified in Section 1.1(f) of the Disclosure Schedule and those leases, contracts, agreements and franchises described in Section 1.1(i) of this Agreement (the "Contracts"). Buyer shall assume, pay and perform all obligations under such Contracts accruing after the Closing Date.

        (g) Contracts for Sale of Broadcast Time. All contracts for sale of broadcast time on the Station that provide for payment by the customer solely on a cash basis and that are to be in effect on the Closing Date listed and identified in Section 1.1(g) of the Disclosure Schedule (the "Broadcast Agreements"). Buyer shall assume, pay and perform all obligations under the Broadcast Agreements arising after the Closing Date, provided, however, Buyer will not assume any contract for the sale of time pursuant to which payment is to be received in whole or in part in services, merchandise or other non-cash considerations ("Trade Agreements") entered into prior to the date of this Agreement, except as agreed to by Buyer and set forth in Section 1.1(g) of the

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Disclosure Schedule, and Buyer will not assume any contract for the sale of time pursuant to such a Trade Agreement entered into subsequent to the date of this Agreement unless Buyer has consented in writing to the execution of such contract.

        (h) Operating and Business Records. All files, records, logs and program materials pertaining to the operation of the Station required to be maintained and kept under the rules of the Commission and such other files and records as Buyer shall reasonably require for the continuing business and operation of the Station. Seller shall have the right to reasonable access to such business records that Seller delivers to Buyer under this Section 1.1(h) upon Seller's request for five years after the Closing Date.

        (i) Future Contracts. All leases, contracts, agreements and franchises (other than Broadcast Agreements, which are governed by Section 5.13 hereof) entered into between the date hereof and the Closing Date in the usual and ordinary course of business, except that those exceeding two months in duration or $5,000.00 in amount will not be assumed by Buyer unless consented to by Buyer in advance in writing and set forth in Section 1.1(i) of the Disclosure Schedule.

        (j) Inventory and Computer Software. All of Seller's items of inventory related to the business of the Station, including, without limitation, broadcast programs, as well as all computer software used or useable by the Station.

        (k) Other Rights and Privileges. Any and all other franchises, materials, supplies, easements, rights-of-way, licenses, and other rights and privileges of Seller relating to and used, useable or necessary in the operation of the Station.

        1.2 Excluded Assets. There shall be excluded from the sale transaction described herein the following assets relating to the Station:

        (a) Cash and Deposits. Cash-on-hand or in banks (or their equivalents) and other investments belonging to Seller and relating to the operation of the Station as of the Closing Date.

        (b) Accounts Receivable. All accounts receivable of the Seller with regard to the operation of the Station prior to the Closing Date (as that term is defined therein).

        (c) Property Consumed. All property of the Station disposed of or consumed (including ordinary wear and tear) in the ordinary course of business between the date hereof and the Closing Date.

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        (d) Expired Leases, Contracts and Agreements. All contracts described in
Sections 1.1(f), (g) and (i) to the Disclosure Schedule that are terminated or will have expired prior to the Closing Date in the ordinary course of business.

        (e) Pension and Profit-Sharing Plans. All pension and profit-sharing plans, trusts established thereunder and assets thereof, if any, of Seller.

        (f) Other Employee Benefit Plans. All other employee benefit plans (including health insurance) of Seller and the assets thereof.

        (g) Employment and Collective Bargaining Agreements. All employment agreements and collective bargaining agreements of Seller.

        (h) Other Assets. Those assets, if any, listed in Section 1.2(h) of the Disclosure Schedule.

        1.3 Liabilities to be Assumed. Except as otherwise provided herein, Buyer assumes no liabilities or obligations of Seller of any nature whatsoever, contingent or otherwise, except for post-closing obligations related to Real Estate Contracts, Contracts, Broadcast Agreements and Trade Agreements (the "Assumed Contracts") assigned to and specifically assumed by Buyer. Without limiting the generality of the foregoing, the Parties particularly agree that Buyer should have no responsibility or liability regarding (i) federal, state or local tax liability of any kind whatsoever incurred by Seller or (ii) any employee benefit plan maintained by Seller, and Seller expressly agrees to defend and indemnify Buyer against same. On or prior to the Closing Date Seller shall pay or else have made arrangements, satisfactory to Buyer, to assume all liabilities, debts and other obligations of the Station arising prior to the Closing Date and not assigned to and specifically assumed by Buyer.

        1.4 Purchase Price. In consideration of Seller's performance of this Agreeement, Buyer shall pay to Seller the sum of Seven Hundred Fifty Thousand Dollars($750,000) (the "Purchase Price") as follows:

        (a) Escrow Deposit. As security for Buyer's failure to close, and as an inducement for Seller to perform its obligations under this Agreement, Buyer, upon execution of this Agreement, shall deposit the sum of Forty-Thousand Dollars ($40,000.00) (the "Escrow Deposit") in the One Valley Bank. Sam E. Schafer, Esq., and Harry Buch, Esq., shall act as escrow agents (the "Escrow Agents") with respect to such accounts. At the Closing, the Escrow Deposit, and any interest that has accrued thereon, shall be delivered to Seller and credited against the Purchase Price. If the Closing fails to occur because

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Buyer is in material breach of this Agreement, the Escrow Deposit shall be paid to Seller as liquidated damages and as Seller's exclusive remedy for such breach and any interest on the Escrow Deposit shall be paid to Buyer. If the Closing fails to occur for any other reason, the Escrow Deposit and any interest that has accrued thereon shall be paid to Buyer.

        (b) On the Closing Date at the Closing, Buyer shall pay the Purchase Price, minus any sums that have been credited against the Purchase Price pursuant to Subparagraph 1.4(a), above, by wire transfer of federal funds.

        1.5 Proration of Income and Expenses. Except as otherwise provided herein, all income and expenses arising from the conduct of the business and operations of the Station shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., Eastern time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem and other property taxes (but excluding taxes arising by reason of the transfer of Station Assets as contemplated hereby, which shall be paid as set forth in Section 10.4 of this Agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety day limitation set forth in Section 1.5(a)), wages and salaries of employees hired by Buyer, including accruals up to the Closing Date for bonuses, commissions, vacation and sick pay, and related payroll taxes, utility expenses, time sales agreements, Trade Agreements to the extent provided in Section 1.1(g) hereof, rents and similar prepaid deferred items attributable to the ownership and operation of the Station.

        (a) Time for Payment. The prorations and adjustments contemplated by this Section 1.5, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days of the Closing Date.

        (b) Dispute Resolution. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 1.5(a) and such disputes shall be determined by an independent certified public accountant mutually acceptable to the Parties whose determination shall be final, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

        1.6 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Station Assets in a manner to be determined by Buyer. Buyer and Seller agree to use such allocation in completing and filing Internal Revenue Service Form 8594 for federal income tax

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purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise.

ARTICLE  II

CLOSING, TERMINATION, AND RISK OF LOSS

        2.1 Closing. Unless otherwise agreed upon by the Parties, the purchase and sale of the Station Assets contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on the fifth business day after the Commission's approval of the Assignment Application, as defined in Section 6.1 below, becomes a Final Order (the "Closing Date"). For purposes of this Agreement, a "Final Order" shall mean any action of the Commission which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the Commission to set aside the action on its own motion shall have expired. Buyer may, at its sole election, waive the requirement that the Commission's approval of the Assignment Application shall have become a Final Order.

        2.2 Transactions at the Closing.

        (a) At the Closing, Seller shall deliver to Buyer the following:

(i) assignments of the Licenses and other pertinent authorizations transferring the same to the Buyer in customary form and substance;

(ii) the certificates contemplated by Sections 7.2 and 7.4;

(iii) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Non-compete Agreement to be delivered by Seller and its principals pursuant to Subparagraph 2.2(a)(ix) and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

(iv) a special warranty deed (or its equivalent in the State of West Virginia), in proper statutory form for recording, conveying each parcel of Owned Real Property;

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(v) an owner's extended coverage policy of title insurance with respect to each parcel of Real Property, in each case issued on the date of Closing by a title insurance company acceptable to counsel for Buyer (the "Title Company"). Each such title insurance policy shall be in an amount designated by Buyer and shall insure Buyer's ownership of fee title with respect to the Owned Real Property without any of the Scheduled B standard pre-printed exceptions (other than taxes not yet due and payable) and free and clear of title defects and other exceptions to or exclusions from coverage other than Permitted Owned Real Property Exceptions (as hereinafter defined in Section 3.7(a));

(vi) all real property transfer tax returns and other similar filings required by law in connection with the transactions contemplated hereby, all duly executed and acknowledged by Seller. Seller shall also have executed such affidavits in connection with such filings as shall have been required by law or reasonably requested by Buyer;

(vii) affidavit of an officer of Seller, sworn to under penalty of perjury, setting forth Seller's name, address and Federal tax identification number and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 (the "Code"). If, on or before the Closing Date, Buyer shall not have received such affidavit, Buyer may withhold from the Purchase Price payable at Closing to Seller pursuant hereto such sums as are required to be withheld therefrom unde

(viii) a bill of sale and all other appropriate documents and instruments assigning to Buyer good and marketable title to the Station Assets free and clear of any security interests, mortgages, liens, pledges, attachments, conditional sales contracts, claims, charges or encumbrances of any kind whatsoever;

(ix) a Non-compete Agreement, in the form attached hereto as Exhibit A, whereby Seller and its principals agree not to compete with Buyer in the Wheeling, West Virginia radio market, as defined by the Arbitron Company, for a period of five
(5) years following the Closing, duly executed by Seller as appropriate;

(x) written consents of the respective lessors, landowners, and any other persons or entities whose consents may be required to permit Buyer to assume the liabilities, contracts, leases, licenses, understandings and agreements constituting the Real Estate Contracts and the Contracts;

(xi) evidence satisfactory to Buyer's counsel that no financing statements are outstanding on the Station Assets;

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(xii) all files, records, logs, and program materials relating to the Station;
and all other records required to be maintained by the FCC with respect to the Station, including the Station's public file, which shall be left at the station and thereby delivered to Buyer.

(xiii) the opinion of counsel for Seller, dated the Closing Date, as described in Section 7.9;

(xiv) assignments to Buyer of all the Contracts and Real Estate Contracts in form satisfactory to Buyer; and

(xv) a current estoppel certificate from the Landlord under each Real Property Contract in form satisfactory to counsel to Buyer.

(xvi) such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby.

        (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i) the Purchase Price less any sums that have been credited against the Purchase Price pursuant to Section 1.4(a) of this Agreement;

(ii) the consideration due under the Non-compete Agreement;

(iii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, together with a certificate of the Secretary of Buyer dated as of Closing Date, that such resolutions were duly adopted and are in full force and effect;

(iv) the certificates contemplated by Sections 8.1 and 8.2;

(v) the opinion of counsel for Buyer, dated the Closing Date, as described in
Section 8.5; and

(vi) such other documents and instruments as Seller may reasonably request to consummate the transactions contemplated hereby.

        2.3 Termination.

        (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by:

(i) the mutual written consent of the Parties hereto;

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(ii) either Buyer or Seller if the Closing does not occur before December 1,
1996, provided, however, that the Party seeking termination under this Section 2.3(a)(ii) shall not have prevented the Closing from occurring;

(iii) either Buyer or Seller if the Assignment Application is not granted within nine (9) months from the date the Form 314 is placed on the Commission's public notice (through no fault of the terminating Party) or is denied by the Commission by a Final Order;

(iv) Buyer, if any of the conditions set forth in Article VII shall have become incapable of fulfillment, and shall not have been waived by Buyer, or if Seller shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing; or

(v) Seller, if any of the conditions set forth in Article VIII shall have become incapable of fulfillment, and shall not have been waived by Seller, or if Buyer shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing.

        (b) In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 2.3, written notice thereof shall promptly be given to the other Party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any Party. Nothing in this Section 2.3 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of Buyer to compel specific performance of Seller of its obligations under this Agreement.

        (c) The time for Commission approval provided in Section 2.3(a)(iii) notwithstanding, either Party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission, provided, however, that written notice of termination must be given within twenty (20) days after release of the Hearing Designation Order and that the Party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section, the Parties shall be released and discharged from any further obligation hereunder and the Escrow Deposit shall be returned to the Buyer.

        (d) It is further provided, however, that no Party may terminate this Agreement if such Party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to (i) by any failure of such Party to furnish, file or make available to the Commission information within its control; (ii) by the willful furnishing by such Party of incorrect, inaccurate or incomplete information to the Commission; and (iii)

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nation respecting the Assignment Application. Upon such termination for failure of the Commission to act, the Parties shall be released and discharged from any further obligation hereunder.

        (e) A Party shall be deemed to be in default under this Agreement only if such Party has materially breached or failed to perform its obligations hereunder, and non-material breaches or failures shall not be grounds for declaring a Party to be in default, postponing the Closing, or terminating this Agreement.

        2.4 Risk of Loss. The risk of any loss, damage or destruction to any of the Station Assets from fire or other casualty or cause shall be borne by Seller at all times prior to the Closing Date hereunder. Upon the occurrence of any loss or damage to any of the Station Assets as a result of fire, casualty, accident or other causes prior to the Closing Date, Seller shall notify Buyer of same in writing immediately stating with particularity the extent of loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Station Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. In the event the loss exceeds $50,000 and the Station Assets cannot be substantially repaired or restored within forty-five (45) days after such loss, Buyer shall have the option, exercisable within ten (10) days after receipt of written notice from Seller, to: (i) terminate this Agreement; (ii) postpone the Closing until such time as the property has been completely repaired, replaced or restored to the satisfaction of Buyer, unless the same cannot be reasonably effected within thirty (30) days of notification; or (iii) elect to consummate the Closing and accept the property in its damaged condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer any proceeds under any such insurance policy thereto received by Seller with respect thereto.

        2.5 Interruption of Broadcast Transmissions. Notwithstanding any other provision hereof, if prior to the Closing any event occurs which prevents the broadcast transmission by the Station with substantially full licensed power and antenna height as described in the applicable FCC Licenses and in the manner it has heretofore been operating for periods of time in excess of six (6) hours, the Seller will give prompt written notice thereof to Buyer. If such facilities are not restored so that operation is resumed with substantially full licensed power within three (3) days of such event, or, in the case of more than one event, the aggregate number of days preceding such restorations from all such events is more than five (5) days, or if the Station is off the air more than three (3) times for a period in each case exceeding six (6) hours, Buyer shall have the right, by giving written notice to Seller of its election to do so, to terminate this Agreement.

ARTICLE  III

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

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

        3.1 Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and is duly qualified to do business in and is in good standing in the State of West Virginia. Seller has the corporate power and authority to own and to operate the Station and the Station Assets.

        3.2 Authority; No Conflict. The execution and delivery of this Agreement and the Non-compete Agreement have been duly and validly authorized and approved by the board of directors of Seller, and Seller has the corporate power and authority to execute, deliver and perform this Agreement and the Non-compete Agreement and to consummate the transactions contemplated hereby and thereby. Neither such execution, delivery or performance nor compliance by Seller with the terms and provisions hereof, or with respect to the Non-compete Agreement, will (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Seller,(b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject, or (c) any material agreement, lease or contract, written or oral, to which Seller is subject. This Agreement shall constitute the valid and binding obligation of Seller with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby.

        3.3 Government Authorizations.

        Section 1.1(a) of the Disclosure Schedule contains a true and complete list of all the Licenses, which Licenses are sufficient for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are currently conducted. Seller is the authorized legal holder of the Licenses, none of which is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated. There are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the Commission or any other governmental authority relating to the business or operations of the Station, other than applications, complaints or proceedings which generally affect the broadcasting industry as a whole, and other than reports and forms filed in the ordinary course of the Station's business. Seller has delivered to Buyer true and complete copies of the Licenses, including any and all additions, amendments and other modifications thereto. The Licenses are in good standing, are in full force and effect and are unimpaired by any act



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

or omission of Seller or its officers, directors or employees; and the operation of the Station is in accordance with the Licenses and the underlying construction permits. No proceedings are pending or, to the knowledge of Seller, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the Commission with respect to the Licenses or which may affect Buyer's ability to continue to operate the Station as it is currently operated. Seller has taken no action which, to its knowledge, could lead to revocation or non-renewal of the Licenses, nor omitted to take any action which, by reason of its omission, could lead to revocation of the Licenses. All material reports, forms and statements required to be filed with the Commission with respect to the Station since the grant of the last renewal of the Licenses have been filed and are complete and accurate. To the knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the Commission, would disqualify Seller as assignor, and Buyer as assignee, in connection with the Assignment Application.

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


        3.4 Compliance with Regulations. The operation of the Station is in compliance in all material respects with (i) all applicable engineering standards required to be met under Commission rules, and (ii) all other applicable rules, regulations, requirements and policies of the Commission and all other applicable governmental authorities, including, but not limited to, ANSI Radiation Standards, to the extent required to be met under applicable Commission rules and regulations; and there are no existing claims known to Seller to the contrary.

        3.5 Taxes and Regulatory Fees. Seller has timely filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable as shown thereon. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid or have been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could materially adversely affect the Station Assets or operation of the Station. Each of the parcels included in the Owned Real Property is assessed for real estate purposes as a wholly independent tax lot, separate from any adjoining lot or improvements not constituting a part of such parcel. Seller has paid all FCC Regulatory Fees required to be paid by Seller with respect to the Station.

        3.6 Personal Property. Section 1.1(b) of the Disclosure Schedule contains a true and complete list of all the Personal Property. Except for those assets designated on Section 1.1(b) of the Disclosure Schedule as being subject to

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


lease agreements, Seller owns and has, and will have on the Closing Date, good and marketable title to such Personal Property, and none of such Personal Property on the Closing Date will be subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance. All items of Personal Property are in all material respects in good operating condition, ordinary wear and tear excepted, and are available for immediate use in the conduct of the business and operation of the Station. The technical equipment, including, without limitation, all transmitters and studio equipment, constituting part of the Personal Property, has been maintained in accordance with industry practice and is in good operating condition, ordinary wear and tear excepted, (except as noted in Section 1.1(b) of the Disclosure Schedule) and complies in all material respects with all applicable rules and regulations of the Commission and the terms of the Licenses. The Personal Property includes all such items and equipment necessary to conduct in all material respects the business and operations of the Station as now conducted.

        3.7 Real Property.

        (a) Seller is the owner of good, marketable and insurable fee title to the real property described on Section 1.1(d) of the Disclosure Schedule and to all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property") free and clear of all Title Defects (as hereinafter defined) except for the matters listed on Section 3.7 of the Disclosure Schedule and encumbrances of a minor nature that do not, in the reasonable opinion of Buyer's counsel, individually or in the aggregate (i) interfere in any material respect with the use, occupancy or operation of the Owned Real Property or (ii) materially reduce the fair market value of the Owned Real Property below the fair market value the Owned Real Property would have had but for such encumbrances (collectively, the "Permitted Owned Real Property Exceptions"). The Owned Real Property constitutes all of the real property owned by Seller on the date hereof in connection with the operation of the Station. There are no leases/subleases or other agreements granting to any person other than Seller any right to the possession, use or occupancy of the Owned Real Property. As used in this Agreement, "Title Defects" shall mean and include any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation whatsoever. Notwithstanding the cross-reference in Section 3.7 of the Disclosure Schedule to the Certificate of Title, the deeds of trust discussed in Note 1 to the Certificate of Title and the liens listed in Note 2 to the Certificate of Title shall not be considered Permitted Owned Real Property Exceptions and must be removed and released by Closing.

        (b) Section 1.1(d) of the Disclosure Schedule contains a true and complete list and summary of all the Real Estate Contracts. Seller holds

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


the leasehold interest under each Real Estate Contract free and clear of all Title Defects. The Real Estate Contracts constitute valid and binding obligations of Seller and, to the best of Seller's knowledge, of all other persons purported to be parties thereto, and are in full force and effect as of the date hereof, and will on the Closing Date constitute valid and binding obligations of Buyer and, to the best of Seller's knowledge, of all other persons purported to be parties thereto. As of the date hereof, Seller is not in default under any of the Real Estate Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto and will not have received any such notice at or prior to the Closing Date. Seller shall use reasonable efforts to obtain valid and binding third-party consents, if any are necessary, from all required third parties to the Real Estate Contracts to be conveyed and assigned to Buyer as part of the Station Assets. Subject to any required third-party consents, Seller will have full legal power and authority to assign its rights under the Real Estate Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment shall not affect the validity, enforceability and continuity of any of the Real Estate Contracts.

        (c) Entire Premise. All of the land, buildings, structures and other improvements used by Seller in the conduct of the Business or involved in the Real Property are listed in the Disclosure Schedule.

        (d) No Options. Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.

        (e) Condition and Operation of Improvements. All components of all buildings, structures and other improvements included within the Real Property (the "Improvements") are in good working order and repair. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property are installed and operating and are sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated, and any so-called hook-up fees or other associated charges have been fully paid.

        (f) Real Property Permits and Insurance. All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, "Real Property Permits") of all governmental authorities having jurisdiction over the Real Property, required or appropriate to have been issued to Seller to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect.

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

        (g) Condemnation. Seller has not received notice and has no knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Owned Real Property or any part thereof in lieu of condemnation.

        (h) Casualty. No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition. No portion of the Real Property is located in a special flood hazard area as designated by Federal governmental authorities.

        3.8 Consents. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Seller of this Agreement or the Non-compete Agreement to which it is a Party, other than approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section 3.8 of the Disclosure Schedule, no consent of any other party (including, without limitation, any party to any Real Estate Contract or Contract) is required for the execution, delivery and performance by Seller of this Agreement or the Non- compete Agreement.

        3.9 Contracts. Section 1.1(f) of the Disclosure Schedule contains a true and complete list of all Contracts, and Section 1.1(g) contains a true and complete list of all Broadcast Agreements and Trade Agreements. Seller has delivered to Buyer true and complete copies of all written Contracts, Broadcast Agreements and Trade agreements in the possession of Seller, including any and all amendments and other modifications to same. All such Contracts, Broadcast Agreements and Trade Agreements are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all material respects with all such Contracts, Broadcast Agreements and Trade Agreements, and Seller is not in default beyond any applicable grace periods under any of same, and no other contracting party is in material default under any of same. Seller has full legal power and authority to assign its respective rights under such Contracts, Broadcast Agreements and Trade Agreements to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not materially affect the validity, enforceability and continuity of any such Contracts, Broadcast Agreements and Trade Agreements.

        3.10 Environmental. Seller has not unlawfully disposed of any Hazardous Waste in a manner which has caused, or could cause, Buyer to incur

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



a material liability under applicable law in connection therewith; and Seller warrants that the technical equipment included in the Personal Property does not contain any Hazardous Waste, including any Polychlorinated Biphenyls ("PCBs") that are required by law to be removed, and if any equipment does contain Hazardous Waste that is not required by law to be removed, including any PCBs, that such equipment is stored and maintained in compliance with applicable law. Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, including but not limited to the Commission's guidelines regarding RF radiation. No Hazardous Waste has been disposed of by Seller, and to the best of Seller's knowledge, no Hazardous Waste has been disposed of by any other person on the property subject to Real Estate Contracts. As used herein, the term "Hazardous Waste" shall mean all materials regulated by any federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). If Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section 3.10, Seller shall begin remedial action promptly and shall use reasonable best efforts to complete such remedial action to the satisfaction of Buyer before the Closing Date.

        3.11 Intangibles. Section 1.1(e) of the Disclosure Schedule is a true and complete list of all trade names, copyrights, trademarks, service marks, patents or applications therefor (the "Intellectual Property") that have been duly registered by, filed by, or issued to the Seller. Seller has not granted any license or other rights with respect to the Intangibles (including the Intellectual Property). Seller has not received any written notice of any infringement or unlawful use of the Intangibles and Seller has not violated or infringed any patent, trademark, trade secret or copyright held by others or any license, authorization or permit held by it.

        3.12 Financial Statements. Section 3.12 of the Disclosure Schedule contains complete unaudited copies of the statements of income, and the related balance sheets for Seller for the period after Seller acquired the Station (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles and in accordance with the policies and procedures of the Seller applicable thereto, consistently applied. The Financial Statements present fairly the financial condition and results of operations of the Station for the periods indicated.

        3.13 Personnel Information; Labor Contracts.

        (a) Section 3.13 of the Disclosure Schedule contains a true and complete list of all persons employed at the Station, including the date of hire, a description of material compensation arrangements (other than

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


employee benefit plans set forth in Section 3.14 of the Disclosure Schedule) and a list of other terms of any and all material agreements affecting such persons.

        (b) Seller is not a party to any contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. During the past two years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed, or other significant labor difficulties of any nature.

        (c) Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes.

        3.14 Employee Benefit Plans. Section 3.14 of the Disclosure Schedule contains a true and complete list and summary, as of the date of this Agreement, of all employee benefit plans (as that term is defined in Section 3(3) of ERISA) applicable to the employees of Seller. Seller maintains no other employee benefit plan. Each of Seller's employee benefit plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Internal Revenue Code.

        3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree, and there is no litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Station or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. In particular, but without limiting the generality of the foregoing, except as set forth in Section 3.15 of the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened before the Commission or any other governmental organization with

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


respect to the business or operation of the Station, other than applications, complaints or proceedings which affect the broadcast industry generally.

        3.16 Compliance with Laws. Seller has not received any notice asserting any non-compliance with any applicable statute, rule or regulation (federal, state or local) whether or not related to the business or operation of the Station or the Real Property. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or to any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Seller is in compliance in all material respects with all laws, regulations and governmental orders whether or not applicable to the conduct of the business and operation of the Station and any other business or operations conducted by Seller. The Owned Real Property is in full compliance with all applicable building, zoning, subdivision, environmental and other land use and similar laws, codes, ordinances, rules, regulations and orders of governmental authorities (collectively, "Real Property Laws"), and Seller has not received any notice of violation or claimed violation of any Real Property Law. Seller has no knowledge of any pending change in any Real Property Law which would have a material adverse effect upon the ownership or use of the Owned Real Property.

        3.17 Insurance. Seller has in full force and effect insurance on all of the Real Property, Personal Property, and all other Station Assets pursuant to insurance policies, true and complete copies of which are contained in Section
3.17 of the Disclosure Schedule. Seller shall continue to maintain such insurance in full force and effect up to the Closing Date or shall have obtained prior to the Closing Date other insurance policies with limits and coverage comparable to the current policies after prior notice to, and upon written consent of the Buyer, which consent shall not be unreasonably withheld.

        3.18 Undisclosed Liabilities. Except as to, and to the extent of, the amounts specifically reflected or reserved against in Seller's balance sheets for the period ending December 31, 1994 (the "Balance Sheet Date"), and except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary and usual course of business, Seller has no material liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise and whether due or to become due, and, to the best of Seller's knowledge, there is no basis for the assertion against Seller of any such liability or obligations. No representation or warranty made by Seller in this Agreement, and no statement made in any exhibit or schedule hereto or any certificate or document delivered by Seller pursuant to the terms of this Agreement, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading.


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


        3.19 Instruments of Conveyance; Good Title. The instruments to be executed by Seller and delivered to Buyer at Closing, conveying the Station Assets, including without limitation the Owned Real Property, to Buyer, will be in a form sufficient to transfer good and marketable title to the Station Assets, including without limitation the Owned Real Property, free and clear of all liabilities, obligations and encumbrances, except as provided herein.

        3.20 Absence of Certain Changes. Except as disclosed in Section 3.20 of the Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement there has not been:

        (a) Any material adverse change in the working capital, financial condition, business, results of operations, assets or liabilities of Seller;

        (b) Any change in the manner in which Seller conducts its business and operations other than changes in the ordinary and usual course of business consistent with past practice;

        (c) Any amendment to the Certificate of Incorporation or Bylaws of Seller;

        (d) Any contract or commitment, to which Seller is a party, entered into, modified or terminated, except in the ordinary and usual course of business;

        (e) Any creation or assumption of any mortgage, pledge or other lien or encumbrance upon any of the Station Assets except in the ordinary and usual course of business;

        (f) Any sale, assignment, lease, transfer, or other disposition of any of the Station Assets, except in the ordinary and usual course of business;

        (g) The incurring of any liabilities or obligations, except items incurred in the ordinary and usual course of business;

        (h) The write-off or determination to write off as uncollectible any accounts receivable or portion thereof, except for write-offs in the ordinary course of business consistent with past practice at a rate no greater than during the twelve months prior to the Balance Sheet Date;

        (i) The cancellation of any debts or claims, or waiver of any rights, having an aggregate value in excess of $5,000;

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        (j) The disposition, lapse or termination of any Intellectual Property;

        (k) The increase or promise to increase the rate of commissions, fixed salary or wages, draw, bonus or other compensation payable to any employee of Seller, except in the ordinary and usual course of business consistent with past practice;

        (l) The issuance of, or authorization to issue, any additional shares of capital stock of Seller, or rights, warrants or options to acquire, any such shares, or convertible securities;

        (m) Any default under any contract or lease to which Seller is a party;

        (n) Any change in any method of accounting or accounting practice used by Seller; or

        (o) Any other event or condition of any character materially and adversely affecting the business or properties of Seller or the Station.

        3.21 Insolvency Proceedings. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or the Station Assets are pending or, to Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        4.1 Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and as of the Closing Date shall be duly qualified to do business in and be in good standing in the State of West Virginia.

        4.2 Authority; No Conflict. The execution and delivery of this Agreement has been duly and validly authorized and approved by the board of directors of Buyer, and Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions

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


contemplated hereby. The execution, delivery, performance hereof, and compliance by Buyer with the terms and provisions hereof will not (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Buyer, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject, or (c) any material agreement, lease or contract, written or oral, to which Buyer is subject. This Agreement will constitute the valid and binding obligation of Buyer with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby.

        4.3 Consents. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Buyer of this Agreement, other than the approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section
4.3 of the Disclosure Schedule, no consent of any other party is required for the execution, delivery and performance by Buyer of this Agreement or the Non-Compete Agreement.

        4.4 Litigation. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, that would reasonably be expected to have any material adverse effect upon the ability of Buyer to perform its obligations hereunder, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

        4.5 Compliance with Laws. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or of any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Buyer is not in violation of any law, regulation or governmental order, the violation of which would have a material adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement.

        4.6 Qualification. To the best of Buyer's knowledge, other than with respect to the ownership limitations imposed by the FCC, Buyer is legally, technically and financially qualified to be the assignee of the Licenses and the other Station Assets, and, prior to the Closing Date, Buyer will exercise its best efforts to refrain from doing any act which would disqualify Buyer from being the assignee of the Licenses and the other Station Assets.

ARTICLE  V

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


COVENANTS OF SELLER

        Between the date of this Agreement and the Closing Date, Seller shall have complete control of the Station and its operations, and Seller covenants as follows with respect to such period:

        5.1 Continued Operation of Station. Seller shall continue to operate the Station under the terms of the Licenses in the manner in which the Station has been operated heretofore, in the usual and ordinary course of business, in conformity with all material applicable laws, ordinances, regulations, rules and orders, and in a manner so as to preserve and foster the goodwill and business relationships of the Station and Seller, including, without limitation, relationships with advertisers, suppliers, customers, and employees. Seller shall file with the Commission and any other applicable governmental authority all applications and other documents required to be filed in connection with the continued operation of the Station.

        5.2 Financial Obligations. Seller shall continue to conduct the financial operations of the Station, including its credit and collection policies, in the ordinary course of business with the same effort, to the same extent, and in the same manner, as in the prior conduct of the business of the Station; and shall continue to pay and satisfy all expenses, liabilities and obligations arising in the ordinary course of business in accordance with past accounting practices. Seller shall not enter into or amend any contracts or commitments involving expenditures by Seller in an aggregate amount in excess of $5,000 without the prior written consent of Buyer.

        5.3 Reasonable Access. Seller shall provide Buyer, and representatives of Buyer, with reasonable access during normal business hours to the Station and shall furnish such additional information concerning the Station as Buyer from time to time may reasonably request.

        5.4 Maintenance of Assets. Seller shall maintain the Real Property, the Personal Property and all other tangible assets in their present good operating condition, repair and order, reasonable wear and tear in ordinary usage excepted. Seller shall not waive or cancel any claims or rights of substantial value, transfer or otherwise dispose of the Real Property, any Personal Property, or permit to lapse or dispose of any right to the use of any Intellectual Property.

        5.5 Notification of Developments. Seller shall notify Buyer of any problems or developments with respect to the Station Assets or operation of the Station; and provide Buyer with prompt written notice of any change in any of the information contained in the representations and warranties made herein or in the Disclosure Schedule or any other documents delivered in connection with this Agreement.

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        5.6 Payment of Taxes. Seller shall pay or cause to be paid all property and all other taxes relating to the Station, the Real Property and the assets and employees of the Station required to be paid to city, county, state, federal and other governmental units through the Closing Date.

        5.7 Third Party Consents. Seller shall use commercially reasonable efforts to obtain from any third party waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, approval from the Commission of the Assignment Application contemplated hereby.

        5.8 Encumbrances. Seller shall not suffer or permit the creation of any mortgage, conditional sales agreement, security interest, lease, lien, hypothecation, deed of trust or pledge, encumbrance, restriction, liability, charge, or imperfection of title with respect to the Station Assets.

        5.9 Assignment of Assets. Seller shall not sell, assign, lease or otherwise transfer or dispose of any Station Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business or in connection with the acquisition of similar property or assets, as provided for herein.

        5.10 Commission Licenses and Authorizations. Seller shall not by any act or omission surrender, modify adversely, forfeit or fail to renew under regular terms the Licenses, cause the Commission or any other governmental authority to institute any proceeding for the revocation, suspension or modification of any such License, or fail to prosecute with due diligence any pending applications with respect to the Licenses at the Commission or any other applicable governmental authority.

        5.11 Technical Equipment. Seller shall not fail to repair, maintain or replace the technical equipment transferred hereunder in accordance with the normal standards of maintenance applicable in the broadcast industry.

        5.12 Compensation Increases. Seller shall not permit any increase in the rate of commissions, fixed salary or wages, draw or other compensation payable to any employees of Seller.

        5.13 Sale of Broadcast Time. Seller shall not enter into, extend or renew any Broadcast Agreement not consistent with the usual and ordinary

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

course of business. In addition Seller shall not enter into, extend or renew any Broadcast Agreement exceeding $10,000 in amount unless such Broadcast Agreement is terminable on 30 days' notice, and Seller shall not enter into any Trade Agreement without the prior written consent of Buyer.

        5.14 Insurance. Seller shall maintain at all times between the date hereof and the Closing Date, those insurance policies listed in Section 3.17 of the Disclosure Schedule.

        5.15 Negotiations with Third Parties. Seller shall not, before Closing or the termination of this Agreement, enter into discussions with respect to any sale or offer of the Station, any Station Assets or any stock of Seller to any third party, nor shall Seller offer the Station, any Station Assets or any stock of Seller to any third party.

        5.16 Covenant Not to Compete.

        (a) Seller agrees not to compete with Buyer, or to solicit Buyer's employees, for a period of five (5) years from the Closing Date. Seller shall not directly or indirectly own, manage, operate, control or be employed by any radio station with a transmission tower within a seventy-five (75) mile radius of Bethlehem, West Virginia (the "Non-Compete Area"). For the purposes of this
Section 5.16, the term "Seller" shall include Bethlehem Radio, Inc. and its principal shareholders, Neil Fondas and Raymond Schreiber.

        (b) The consideration for this covenant not to compete shall be $50,000 payable at Closing.

ARTICLE VI

JOINT COVENANTS OF BUYER AND SELLER

        Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

        6.1 Assignment Application. As promptly as practicable after the date of this Agreement, and in no event later than March 1, 1996, Seller and Buyer shall join in and file an application on FCC Form 314 with the Commission requesting its consent to the assignment of the Licenses from Seller to Buyer (the "Assignment Application"). Seller and Buyer agree to prosecute the Assignment Application with all reasonable diligence and to use their best efforts to obtain prompt Commission grant of the Assignment Application filed at the Commission.

        6.2 Performance. Buyer and Seller shall perform all acts

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

required of them under this Agreement and shall refrain from taking or omitting to take any action that would violate their representations and warranties hereunder or render those representations and warranties inaccurate as of the Closing Date.

        6.3 Conditions. If any event should occur, either within or without the control of any Party hereto, which would prevent fulfillment of the conditions placed upon the obligations of any Party hereto to consummate the transactions contemplated by this Agreement, the Parties hereto shall use their best efforts to cure the event as expeditiously as possible.

        6.4 Confidentiality. Buyer and Seller shall each keep confidential all information they obtain with respect to any other Party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions con- templated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each Party hereto shall return to the Party so providing, without retaining a copy thereof, any schedules, documents or other written information obtained from the Party so providing such information in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no Party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, (ii) is or becomes publicly known through no fault of the receiving Party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing Party is given reasonable prior notice), or (iv) is developed by the receiving Party independently of the disclosure by the disclosing Party.

        6.5 Cooperation. Buyer and Seller shall cooperate fully and with each other in taking any actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement provided, however, that no Party shall be required to take any action which would have a material adverse effect upon it or any entity affiliated with it.

        6.6 Environmental Reports. If desired by Buyer, Seller and Buyer agree to arrange for the preparation of, at the expense of Buyer, appropriate environmental reports for the real property subject to Real Estate Contracts. Such environmental reports shall conclude that: (i) the real property subject to Real Estate Contracts is not in any way contaminated with any Hazardous Waste requiring remediation, clean-up or removal under applicable laws relating to Hazardous Waste; (ii) the real property subject to Real Estate Contracts is not subject to any federal, state or local "superfund" or "Act 307" lien, proceeding, claim, liability or action, or the threat or likelihood thereof, for the clean-up, removal or remediation of any Hazardous Waste from same;

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


(iii) there is no asbestos located in the buildings situated on the real property subject to Real Estate Contracts requiring remediation, encapsulation or removal under applicable laws relating to asbestos clean-up; and (iv) there are no underground storage tanks located at the real property subject to Real Estate Contracts requiring remediation, clean-up or removal under applicable laws relating to Hazardous Waste, and if any have previously been removed, such removal was done in accordance with all applicable laws, rules and regulations. The environmental review to be conducted shall initially be a Phase I review. Any further investigations recommended in the environmental reports obtained pursuant to this Section 6.6 shall be conducted with the cost to be shared equally by Seller and Buyer.

        6.7 Consents to Assignment. To the extent that any Contract, Broadcast Agreement, Trade Agreement, Real Estate Contract or other contract identified in the Disclosure Schedule that is to be assigned under this Agreement is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person withholding same (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to Buyer of such contracts, Buyer may in its sole discretion elect to have this Agreement and any assignments executed pursuant hereto, to the extent permitted by law, constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to such contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such contracts. Seller shall use its reasonable best efforts to provide Buyer with the benefits of such contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such contracts. The Parties recognize, however, that the FCC licenses to be assigned under this Agreement may not be assigned without the prior approval of the FCC and will not attempt to effectuate such an assignment without the FCC's prior approval.

        6.8 Employee Matters. While under no obligation to hire any employees of the Station, Buyer shall make reasonable efforts to offer employment at will to certain employees of the Station. Upon review of a full list of employees and salaries, Buyer shall notify Seller of (i) those employees to

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

whom it will so offer employment as soon as practicable and (ii) those employees that Buyer intends to discharge not less than thirty (30) days prior to the Closing Date. Seller shall be responsible for all salary and benefits of the employees of the Station who do not accept, or are not offered, employment with Buyer. Seller shall be responsible for all salary and other compensation due to be paid for work for Seller for employees of the Station who become employees of Buyer and Buyer shall be responsible for the salary and other compensation due to be paid for work for Buyer on or after the date of hire by Buyer for such employees. Seller shall be responsible for severance payments which may be applicable under its employee benefit plans to any employees not so offered employment and hired by Buyer.

        6.9 Survey. Buyer and Seller shall obtain, at Seller's expense, a survey of each parcel of Real Property certified to Buyer or its permitted assigns and the Title Company. The certification shall be by a Registered Land Surveyor and shall be made on the ground in accordance with the minimum technical standards of land surveying in West Virginia. The survey shall be delivered to Buyer at least fifteen (15) days prior to the Closing Date. If the survey shows: (i) the Real Property does not have access to an abutting public road, (ii) easements exist that are not approved by Buyer, (iii) violations of restrictions or governmental zoning or building regulations, (iv) buildings, structures or other improvements are constructed over any easement; provided that unless the construction of a building, structure or other improvement over an easement constitutes a violation of an easement it shall not constitute a defect or encroachment, (v) any building, structure or other improvement is not entirely within the boundaries of the applicable parcel of Real Property, (vi) any drainage facilities are not entirely within the applicable parcel of Real Property or appropriate public or private easements, or (vii) there are other material encroachments, gaps or overlaps rendering title to the Real Property unmarketable; then Buyer shall within seven (7) days of receipt of the survey notify Seller in writing specifying the defects and encroachments reflected by the survey, and Seller shall have ten (10) days within which to remove such defects and encroachments.

        6.10 Escrow Agreement. Seller and Buyer shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit B.

 ARTICLE  VII

CONDITIONS TO OBLIGATIONS OF BUYER

        The performance of the obligations of the Buyer hereunder is subject, at the election of the Buyer, to the following conditions precedent:

        7.1 Commission Approvals. Notwithstanding anything herein

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

to the contrary, the consummation of this Agreement is conditioned upon (a) a grant by the Commission of the Assignment Application, and (b) compliance by the Parties with the conditions, if any, imposed by the Commission in connection with the grant of the Assignment Application (provided that neither Party shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse effect upon it). All required governmental filings shall have been made, and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted and become Final Orders. The Licenses shall be in unconditional full force and effect, shall be valid for the balance of the current license term applicable generally to radio stations licensed to communities located in the State of West Virginia, and shall be unimpaired by any acts or omissions of Seller or Seller's employees or agents.

        7.2 Performance. The Station Assets shall have been transferred to Buyer by Seller, and all of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

        7.3 Failure of Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event that any law, regulation or official policy prevents the transfer or assignment of the Station Assets from Seller to Buyer or any Buyer affiliate, the Parties shall have amended this Agreement and/or executed such supplemental agreements, as necessary, to achieve for both Buyer and Seller, to the maximum extent possible, the benefits of the transactions contemplated by this Agreement in a manner consistent with applicable law.

        7.4 Representations and Warranties. The representations and warranties of Seller to Buyer shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

        7.5 Consents. Seller shall have received all consents (including landlords' consents for the studio and tower sites) specified in Section 3.8 of the Disclosure Schedule.

        7.6 No Litigation. No litigation, proceeding, or investigation of any kind shall have been instituted or, to Seller's knowledge, threatened which would materially adversely affect the ability of Seller to comply with the provisions of this Agreement or would materially adversely affect the operation of the Station.

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        7.7 No Adverse Change. Buyer shall have completed its due diligence which shall, in its sole judgment, be satisfactory and no material adverse change shall have occurred with respect to the operation of the Station since the conclusion of such due diligence.

        7.8 Documents. Seller shall have obtained, executed, where necessary, and delivered, to Buyer where applicable, all of the documents, reports, orders and statements required of it herein, as well as any other documents (including collateral assignments) required by any entity providing financing for the transactions contemplated by this Agreement and the Non- Compete Agreement.

        7.9 Opinions of Counsel. Seller shall have delivered to Buyer an opinion of Sam E. Schafer, counsel to Seller, addressed to Buyer and in the form attached hereto as Exhibit C. In addition, Seller shall have delivered to Buyer a written opinion of Seller's FCC counsel, dated as of the Closing Date, addressed to Buyer and in the form attached hereto as Exhibit D.

        7.10 Financing. Buyer shall have obtained financing for the transactions contemplated by this Agreement on terms and conditions satisfactory to Buyer in Buyer's sole discretion.

        7.11 Survey. Buyer shall have received the survey of the Real Property in accordance with Section 6.9 herein.

        7.12 Non-compete Agreement. Buyer, Seller, Neil Fondas and Raymond Schreiber shall have entered into a Non-compete Agreement in the form and substance of Exhibit A, hereto.

 ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

        The performance of the obligations of Seller hereunder is subject, at the election of Seller, to the following conditions precedent:

        8.1 Performance. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

        8.2 Representations and Warranties. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material

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


respects as of the Closing Date with the same force and effect as if then made, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

        8.3 Government Approvals. All required governmental filings shall have been made and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted.

        8.4 Documents. Buyer shall have obtained, executed, where necessary, and delivered to Seller where applicable, all of the documents, reports, orders and statements required of it herein.

        8.5 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of counsel to Buyer, addressed to Seller and in the form attached hereto as Exhibit E.

 ARTICLE IX

INDEMNIFICATION

        9.1 Indemnification by Seller. From and after the Closing Date, Seller agrees to and shall jointly and severally indemnify, defend and hold Buyer harmless, and shall reimburse Buyer for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) resulting from or arising out of:

        (a) Any breach by Seller of any representation, or warranty contained in this Agreement, the Non-compete Agreement or in any certificate, exhibit, schedule, or other document furnished to or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

        (b) Any non-fulfillment or breach by Seller of any covenant, agreement, term or condition contained in this Agreement, the Non- compete Agreement or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

        (c) Any material inaccuracy in any covenant, representation, agreement or warranty by Seller including all material statements or figures contained in the Financial Statements heretofore furnished to Buyer; and

        (d) Any liabilities of any kind or nature, absolute or contingent not assumed by Buyer including, without limitation, any liabilities

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relating to or arising from the business and operation of the Station by Seller prior to the Closing Date.

        Notwithstanding any other provision contained herein, Seller shall be solely responsible for any fine or forfeiture imposed by the Commission relating to the operation of the Station prior to the Closing Date.

        9.2 Indemnification by Buyer. From and after the Closing Date, Buyer agrees to and shall indemnify, defend and hold Seller harmless, and shall reimburse Seller for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto), resulting from or arising out of:

        (a) Any breach by Buyer of any covenant, agreement, term, condition, representation, or warranty contained in this Agreement, the Non-compete Agreement or in any certificate, exhibit, schedule, or any other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

        (b) Any non-fulfillment by Buyer of any covenant contained in this Agreement, the Non-compete Agreement or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

        (c) Any liabilities of any kind or nature, absolute or contingent, relating to or arising from the business and operation of the Station subsequent to the Closing Date.

        9.3 Notification of Claims.

        (a) A Party entitled to be indemnified pursuant to Sections 9.1 or 9.2 (the "Indemnified Party") shall notify the Party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article IX within thirty (30) days after the receipt of a written notice thereof from the Indemnified Party.

        (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a

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claim or demand for which it must indemnify or hold harmless the Indemnified
Party under Sections 9.1 or 9.2, the Indemnifying Party shall have the right to employ counsel acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. Upon payment of any claim or demand pursuant to this Article IX, the Indemnifying Party shall, to the extent of payment, be subrogated to all rights of the Indemnified Party.

ARTICLE X

MISCELLANEOUS

        10.1 Assignment.

        (a) This Agreement shall not be assigned or conveyed by either Party hereto to any other person or entity without the prior written consent of the other Party hereto; provided, however, that Buyer may assign this Agreement without Seller's prior consent to one or more corporations or other entities controlled by Buyer; or as needed to ensure that the transactions contemplated by this Agreement comply with applicable law, regulations or policy provided, further, that Seller shall have recourse to Buyer in the event Buyer's assignee defaults hereunder. Subject to the foregoing, this Agreement shall be binding and shall inure to the benefit of the Parties hereto, their successors and assigns.

        (b) Notwithstanding anything to the contrary set forth herein, Buyer may assign and transfer to any entity providing financing for the transactions contemplated by this Agreement (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of Buyer with respect to this Agreement and the Non-compete Agreement, and Seller shall expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge

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Buyer from any obligations it may have pursuant to this Agreement.
Notwithstanding anything to the contrary set forth herein, Buyer may (i) authorize and empower such financing sources to assert, either directly or on behalf of Buyer, any claims Buyer may have against Seller under this Agreement and (ii) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of Buyer for the purpose of enabling the financing sources to assert and collect any such claims.

        10.2 Survival of Indemnification. The indemnification obligations of Seller contained in this Agreement including, without limitation, Section 1.3 shall survive indefinitely, except that any indemnification arising under
Section 9.1(a) hereof (other than any indemnification required as a result of Seller's breach of Sections 3.1, 3.2 or 3.3 hereof, which indemnification shall survive indefinitely) shall be binding for a period of three (3) years following the date hereof.

        10.3 Brokerage. Seller and Buyer warrant and represent to one another that there has been no broker in any way involved in the transactions contemplated hereby and that no one is or will be entitled to any fee or other compensation in the nature of a brokerage fee or finder's fee as a result of the Closing hereunder.

        10.4 Expenses of the Parties. It is expressly understood and agreed that all expenses of preparing this Agreement and of preparing and prosecuting the Assignment Application with the Commission, and all other expenses, whether or not the transactions contemplated hereby are consummated, shall be borne solely by the Party who shall have incurred the same and the other Party shall have no liability in respect thereto, except as otherwise provided herein. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Seller and Buyer. Any filing or grant fees imposed by any governmental authority the consent of which is required for the transactions contemplated hereby shall be borne equally by Seller and Buyer.

        10.5 Entire Agreement. This Agreement, together with any related Schedules or Exhibits, contains all the terms agreed upon by the Parties with respect to the subject matter herein, and supersedes all prior agreements and understandings among the Parties and may not be changed or terminated orally. No attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the Party against whom the same is sought to be enforced.

        10.6 Headings. The headings set forth in this Agreement have

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

been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement. Unless otherwise specified herein, the section references contained herein refer to sections of this Agreement.

        10.7 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.

        10.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such shall constitute one and the same instrument.

        10.9 Notices. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;


                        If to Seller:

                        Neil Fondas
                        Raymond Schreiber
                        Bethlehem Radio, Inc.
                        27 Highland Lane
                        Bethlehem, WV 26003
                        Fax:  (941) 637-6187
                        Phone:  (941) 639-1112

                        With a copy to:

                        Sam E. Schafer
                        300 Board of Trade Building
                        Wheeling, WV 26003


                        If to Buyer:

                        Frank D. Osborn
                        Osborn Communications Corporation
                        130 Mason Street
                        Greenwich, CT 06830

                        With a copy to:

                        John M. Pelkey
                        Haley Bader & Potts P.L.C.
                        4350 North Fairfax Drive
                        Arlington, Virginia 22203-1633
                        Fax:  (703) 841-2345
                        Phone:  (703) 841-0606

        Any Party may at any time change the place of receiving notice by giving notice of such change to the other as provided herein.

        10.10 Specific Performance. Seller acknowledges that the Station is of a special, unique and extraordinary character and that damages are inadequate to compensate Buyer for Seller's breach of this Agreement. Accordingly, in the event of a material breach by Seller of its representations, warranties, covenants and agreements under this Agreement, Buyer may sue at law for damages or, at Buyer's sole election in addition to any other remedy available to it, Buyer may also seek a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, and Seller agrees to waive its defense that an adequate remedy at law exists.

        10.11 Consent to Jurisdiction. Seller and Buyer hereby submit to the nonexclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions hereof and of the documents referred to herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any of such documents may not be enforced in or by said courts or that the Station property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

        10.12 Further Assurances. Seller and Buyer agree to execute all such documents and take all such actions after the Closing Date as the other Party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other documents in addition to those to be delivered on the Closing Date and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

        10.13 Public Announcements. No public announcement (including an announcement to employees) or press release concerning the

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transactions provided for herein shall be made by either Party without the prior approval of the other Party, except as required by law.

        IN WITNESS WHEREOF, the Parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer on the day and year first above written.


                        SELLER

                        BETHLEHEM RADIO, INC.



                        BY: _____________________________
                        TITLE:



                        BUYER

                        MOUNTAIN RADIO CORPORATION



                        BY: _____________________________
                        TITLE: President

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